***TEXT OMITTED AND FILED SEPARATELY.  CONFIDENTIAL TREATMENT REQUESTED BY HYPERFEED TECHNOLOGIES, INC. UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 200.83 AND UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Exhibit 10.1

HYPERFEED TECHNOLOGIES, INC.,

MONEYLINE TELERATE, and

REUTERS LIMITED

TRADING ROOM SYSTEM SOFTWARE AND DESKTOP LICENSE AGREEMENT

ACCEPTED:

BY: HYPERFEED TECHNOLOGIES, INC.

Signature:	/s/ Paul Pluschkell

NAME:	PAUL PLUSCHKELL
TITLE:	CEO

DATE:	MAY 20, 2005

ACCEPTED:

BY:	MONEYLINE TELERATE

Signature:	/s/ Adam Ableman

NAME:	ADAM ABLEMAN
TITLE:	GENERAL COUNSEL

DATE:	MAY 20, 2005

ACCEPTED:

BY:	REUTERS LIMITED

Signature:	/s/ Rosemary Martin

NAME:	ROSEMARY MARTIN
TITLE:	GENERAL COUNSEL AND COMPANY SECRETARY

DATE:	MAY 20, 2005

THIS TRADING ROOM SYSTEM SOFTWARE LICENSE AGREEMENT (this “Agreement”) is entered into on May [Date], 2005, by and between Moneyline Telerate, a Delaware corporation (“Licensor”), Reuters Limited, a corporation organized under the laws of England and Wales (“Reuters”) and HyperFeed Technologies, Inc., a Delaware corporation (“Licensee”).

WHEREAS, Licensor wishes to grant a license pursuant to the terms set forth below and Licensee wishes to obtain that license;

NOW, THEREFORE, the Parties (as defined below) agree as follows:

1.                                      DEFINITIONS

“Acquisition Agreement” shall have the meaning set forth in Section 15.8.

“Active8 Software” means the source code of version 2.11 of the Telerate Active8 software excluding any remote update facility and modified to work only with the TRS Software and to remove all references to the term “Active8” or any other Licensor trademark or any term similarly confusing thereto.

“Additional Services” shall have the meaning set forth in section 6.4.

“Agreement” shall have the meaning set forth in the preamble to this agreement.

“Client API” means any sub-component of the TRS Software which has been made generally available by Licensor to customers of the system for the purpose of building applications which can indirectly communicate with the infrastructure components without the direct use of protocols and semantics which are proprietary to the TRS Software.

“Customer Deployment” means a Licensee Platform that is physically located in a location owned or leased by Licensee’s customer.

“Damages” means any losses, damages, fees, costs (including reasonable attorney’s fees) or liabilities as further set forth herein.

“Delivery Date” means the date on which the TRS Software has been delivered to the Site, such date not to occur before the Effective Date.

“Derivative Works” shall have the meaning set forth in 17 USC Section 101.

“Documentation” means, as the context requires, the pre-existing user, and system documentation for the Software including any copies of any of the above.

“Effective Date” has the meaning set forth in Section 15.10.

“Fee” shall have the meaning set forth in Section 5.1.

“Feedhandler” means an application sub-component of the Licensee Platform external to the infrastructure components that indirectly publishes data into the infrastructure via the Client API.  Each file within a Feedhandler must contain at least one string with the reference “Hyperfeed” in it and any executable file of each Feedhandler must include a “command line” switch option to obtain the version information which states that “Hyperfeed” is the licensor.

“Licensee Desktop” means the object or executable code form of the Active8 Software and any Derivative Works Licensee creates pursuant to Section 4.3 of this Agreement.

“Licensee Platform” means the object or executable code form of the TRS Software and any Derivative Works Licensee creates pursuant to this Agreement.

“Managed Deployment” means a Licensee Platform that is hosted and/or managed by Licensee for Licensee’s customer on a one to one basis.

“Reference Platform” means Sun Microsystems SPARC hardware running the Solaris 2.6 operating system.

“Schedule” means any schedule attached to this Agreement.

“Shared Deployment” means a Licensee Platform that is hosted and/or managed by Licensee for multiple Licensee customers.

“Site” means the site, set out in Schedule A, where Licensor shall deliver the Software.

“Software” means the TRS Software, Active8 Software and the Licensee Desktop as of the date of delivery to Licensee

“Sublicensee” means any third party who receives a limited non-transferable license to the Licensee Platform or Licensee Desktop.

“Telerate Active8” means the object code of the Telerate Active8 software.

“Territory” shall have the meaning set forth in Section 4.6.

“Transaction” means the transaction contemplated by the Acquisition Agreement.

“TRS Software” means the source and object code forms of the computer programs set out in Schedule A.

2.                                      TERM

2.1.                              All licenses granted by Licensor under this Agreement shall be for the term stated, subject to earlier termination in accordance with the terms and conditions as set forth herein.

3.                                      DELIVERY

3.1.                              Licensor shall deliver the TRS Software to the Site on the Delivery Date.

3.2.                              Licensee agrees to prepare, at Licensee’s expense, a suitable area at the Site for the TRS Software in accordance with reasonable instructions to be furnished by Licensor to Licensee a reasonable time prior to the Delivery Date.

3.3.                              Licensee shall acknowledge in writing within five days after the Software or the relevant part has been delivered to the Site.  If Licensee does not furnish such acknowledgement within five days, the Software or relevant part shall be deemed to have been delivered.

3.4.                              Licensor shall certify in writing to Licensee when delivery of the Software has been completed.

4.                                      LICENSES

4.1.                              Licensor hereby grants to Licensee a perpetual, exclusive (except as set forth in Sections 4.6 and 4.11) license in the Territory, effective as of the Effective Date, to use the TRS Software and Documentation and modify the TRS Software, in source code form, to create Derivative Works, and to manufacture, reproduce, and have reproduced such Derivative Works.

4.2.                              Licensor hereby grants to Licensee a perpetual,  exclusive (except as set forth in Sections 4.6 and 4.11) license effective as of the Effective Date, to distribute and sublicense the TRS Software and/or Licensee Platform, together with Documentation related thereto, as part of a software platform for the distribution of market data in a Customer Deployment, Managed Deployment or Shared Deployment model that permits users and applications to either publish market data to the platform and/or subscribe to market data from the platform, for use within the Territory.

4.3.                              Licensor hereby grants to Licensee a perpetual license in the Territory to use the Active8 Software and modify the Active8 Software to create Derivative Works, and to manufacture, reproduce, and have reproduced such Derivative Works.  The license granted in this Section 4.3 shall be exclusive (except as set forth in Sections 4.6 and 4.11) to Licensee for a period of two years from the Effective Date, except that Licensor shall have the rights to grant similar licenses with respect to the Active8 Software in connection with sales of all or any portion of its or its Affiliates’ business.

4.4.                              Licensor hereby grants to Licensee a perpetual, non-exclusive license, effective as of the Effective Date, to distribute and sublicense the Licensee Desktop together with any Documentation related thereto, for use within the Territory. Each sublicense to the Licensee Desktop may only be granted in connection with a license to the Licensee Platform and only for use to connect to the Licensee Platform.

4.5.                              Licensee shall require each Sublicensee to enter an agreement that protects Licensor’s rights in substantially the same manner set forth in this Agreement.

4.6.                              The “Territory” shall be global, excluding each region listed in Schedule B for so long as the exclusive nature of the corresponding agreement specified therein remains in effect as to TRS Software or Telerate Active8; provided that upon expiration or termination of such agreement or such exclusive nature, the “Territory” shall include such corresponding region.  ***

4.7.                              Licensee may license Feedhandlers to existing customers of Licensor for use with the TRS Software in object code form supplied to those customers by Licensor.  Where Licensor makes an update to the Client API generally available, it will make that update available to Licensee. Other than Feedhandlers, Licensee shall not sell or license any individual components of the Licensee Platform to existing customers of Licensor for use with software supplied to those customers by Licensor, unless Licensee, by contracting directly with that customer, assumes full responsibility for supporting the TRS Software in object code form provided to that customer by Licensor.

4.8.                              Nothing in this Agreement shall be construed as preventing either party from providing source code of the TRS Software or Active8 Software to an escrow agent pursuant to a standard source code escrow agreement.

4.9.                              Licensee shall be responsible for obtaining third party licenses, to the degree any are necessary to use the Software, Licensee Desktop or Licensee Platform.  Upon request by Licensee, Licensor shall provide reasonable assistance in facilitating Licensee’s procurement of such third party licenses.  Attached hereto as Schedule C is a true and correct list of all third party licenses that are required to use the Software on the Delivery Date.

4.10.                        No trademark license is conferred under this Agreement.  Licensee shall, however, have the right to disclose to third parties that Licensee Platform and Licensee Desktop are based on TRS or Telerate’s Active8 technology, as appropriate, provided that, in each instance, there is a statement made in close proximity and of equal size and font that the Licensee Platform and Licensee Desktop are not Reuters products and are not supported by Reuters.

4.11.                        Nothing in this Agreement shall be construed as preventing Licensor from making, using, selling or otherwise exploiting the Software or Documentation for its own benefit, however, Licensor agrees that it shall not grant rights similar to those granted in Section 4.1 in a general public license.

5.                                      FEES

5.1.                              Licensee agrees to pay to Licensor a fee for the licenses set forth herein and support and maintenance (the “Fee”) as set forth on Schedule D.

5.2.                              Licensee agrees to pay Licensor one-half of the cost reasonably incurred by Licensor in making the modifications set forth in the definition of the Active8 Software and otherwise preparing the Active8 Software for Licensee.  Licensee’s share of this cost shall not exceed $50,000.  Licensor shall provide Licensee with necessary documentation to evidence the costs incurred in such actions.

5.3.                              Licensor will promptly provide Licensee a written invoice providing reasonable detail of any expenses properly incurred by Licensor under this Agreement.

5.4.                              Licensee will pay any sums due by Licensee to Licensor under this Agreement in full, without any right to set-off or deduction, within 30 days of the date of the relevant invoice.  If any tax in the nature of withholding tax is payable on any sums invoiced under this Agreement, Licensee will pay Licensor such amount as is necessary to ensure that the net amount received by Licensor after such withholding shall be equal to the amount invoiced.

5.5.                              Licensee will be responsible for all applicable sales, use, value added or similar taxes or taxes payable with respect to the provision of the Software, the Licensee Platform or Licensee Desktop, or arising out of or in connection with this Agreement, other than taxes based upon Licensor’s income.  If Licensor pays any such taxes on Licensee’s behalf Licensee agrees to reimburse Licensor for such payment.

5.6.                              If Licensee fails to pay any amounts invoiced under this Agreement in full within the time period specified in Section 5, Licensee will be liable to pay Licensor interest at the rate of 1.5% per month on the remaining amount due, such interest to accrue on a daily basis from the due date until actual payment.

6.                                      SUPPORT AND MAINTENANCE

6.1.                              Licensor will provide commercially reasonable support and maintenance necessary to compile the source code and generate version 4.6 of the TRS Software executables (other than the TRS Optional Components, but including Observer/Observer+) to be run on the Reference Platform, which may include training for a limited number of Licensee representatives.  Thereafter, Licensor will provide commercially reasonable, limited support, to be agreed between the parties in good faith.  The entire period of support will extend from the Delivery Date until the end of the sixth month after the Delivery Date.  Each party will provide a single point of contact for all services provided under this Agreement.

6.2.                              Licensee will reimburse Licensor for all costs reasonably incurred in connection with training, including reasonable travel expenses.

6.3.                              Licensee will not be entitled to any further software, developments, improvements or other alterations made after the Delivery Date.

6.4.                              For a period of two years after Licensor’s support obligation under Section 6.1 has expired, Licensee may wish to purchase additional services from Licensor (each, an “Additional Service”).  In that instance, Licensee shall provide reasonably detailed written notice setting forth the proposed Additional Service.  Within ten (10) Business Days of receipt of such notice, Licensor will notify the requesting party whether it agrees to provide the proposed Additional Service and if so, any requirements necessary in order to provide the proposed Additional Service.  If the parties agree, they shall create a schedule for each Additional Service setting forth a description of such Additional Service, the time period during which such Additional Service will be provided, the reasonable charge, if any, for such Additional Service and any other terms applicable thereto.  Licensor’s decision whether to provide any Additional Service under this Section 6.4 shall be made in its sole discretion; nothing in this Agreement shall be construed to obligate Licensor to provide any Additional Service under this Section 6.4.

6.5.                              Under no circumstances is Licensor responsible for support of any Derivative Works created from the Software.

6.6.                              Nothing in this Agreement shall be construed to obligate Licensor to create any addition or supplement to the Documentation.

6.7.                              As soon as reasonably practicable following the Effective Date, but not later than one week after the Effective Date, Licensor shall deliver to Licensee a copy of the TRS Software.  As soon as reasonably practicable following the Effective Date, but not later than one month after the Effective Date, Licensor shall deliver to Licensee a copy of the Licensee Desktop; provided that Licensor shall endeavor to provide Licensee with a version of the Licensee Desktop to be used for demonstration purposes only, and not for dissemination to third parties, by June 15, 2005.  As soon as reasonably practicable following the Effective Date, but not later than three months after the Effective Date, Licensor shall deliver to Licensee a copy of the Active8 Software.

7.                                      PROPRIETARY RIGHTS, TITLE AND DERIVATIVE WORKS

7.1.                              Licensee acknowledges and agrees that the copyright, patent, trade secret, trademark and all other intellectual property rights of whatever nature in the Software, and Documentation are and will remain the property of Licensor, and nothing in this Agreement should be construed as transferring any aspects of such rights to Licensee or any third party, other than specifically set forth herein.

7.2.                              Title in the Software and Documentation will remain with Licensor at all times.  Licensee will not allow the Software or Documentation to become the subject of any lien, encumbrance or mortgage.

7.3                                 Notwithstanding anything to the foregoing, Licensee shall retain all rights in and to the material it contributes to any Derivative Works created pursuant to this Agreement, and Licensor shall have no rights thereto.

8.                                      WARRANTY

8.1.                              Licensor warrants to Licensee that:  (a) Licensor has the right to perform its obligations set forth under this Agreement and in particular to grant the licenses hereunder; (b)  Licensor is the sole and exclusive owner of all right, title and interest in and to, or has valid and continuing rights to use, sell, license or transfer, as the case may be, the Software free and clear of all encumbrances or obligations to others; and (c) the use, practice or other commercial exploitation of the Software does not infringe or violate any patent, copyright or trade secret.

8.2.                              Licensor represents and warrants that Tables 1 and 2 of Schedule A is a complete list of the components of the standard software platform marketed by Licensor as the Telerate Trading Room System as it is provided to customers by Telerate as of the Effective Date.

8.3.                              THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY LICENSOR.  LICENSOR EXPRESSLY EXCLUDES ALL OTHER WARRANTIES EXPRESS OR IMPLIED INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  LICENSOR DOES NOT WARRANT THAT THE SYSTEM WILL MEET LICENSEE’S REQUIREMENTS OR THAT THE OPERATION OF THE SYSTEM WILL BE UNINTERRUPTED OR ERROR FREE, OR THAT ALL ERRORS OR DEFECTS IN THE SYSTEM CAN BE CORRECTED. THE SYSTEM IS PROVIDED “AS IS” AND “WITH ALL FAULTS.”

9.                                      LICENSEE’S RESPONSIBILITIES

9.1.                              Licensee will cooperate with Licensor and provide any necessary assistance to allow Licensor to perform Licensor’s obligations under this Agreement.

9.2.                              Licensee will:  (a) allow Licensor access to the Site and the Software upon reasonable prior written notice; (b) use commercially reasonable efforts to provide a safe and secure work environment at the Site for Licensor personnel performing support and maintenance service; and (c) provide all facilities reasonably necessary for Licensor to carry out Licensor’s obligations under this Agreement.

10.                               INDEMNITY

10.1.                        Licensee hereby indemnifies and agrees to defend and hold harmless Licensor and its affiliates, officers, employees and directors, or any third party provider of equipment, software, information or services for Licensor from and against any and all Damages, demands, claims, actions, proceedings, liabilities, losses, fees, costs or expenses (including without limitation reasonable attorneys’ fees and the costs of any investigation) directly or indirectly arising from (a) use of or reliance on the Software, Documentation or any Derivative Works supplied by or created by Licensee under this Agreement, (b) any breach of or default under the terms or conditions of this Agreement by Licensee, (c) the use or possession, by Licensee or any third parties via Licensee of any part of the Software, Documentation or any Derivative Works supplied by or created by Licensee under this Agreement, (d) any negligence, gross negligence or willful misconduct by or on behalf of Licensee or its employees or agents

10.2.                        Licensee agrees that any Sublicensee will be required to enter into an agreement with Licensee containing indemnification language to the benefit of Licensor substantially similar to that set forth in Section 10.1.

10.3.                        Licensor hereby indemnifies and agrees to defend and hold harmless Licensee and its affiliates, officers, employees and directors from and against any and all Damages, demands, claims, actions, proceedings, liabilities, losses, fees, costs or expenses (including without limitation reasonable attorneys’ fees and the costs of any investigation) directly or indirectly arising from a breach of Licensor’s warranties under section 8.1.

12.                               LIMITATION OF LIABILITY

12.1.                        TO THE EXTENT PERMITTED BY LAW, UNDER NO CIRCUMSTANCES WILL LICENSOR’S LIABILITY UNDER THIS AGREEMENT EXCEED THE FEE.

12.2.                        LICENSOR AND LICENSEE WILL HAVE NO LIABILITY WITH RESPECT TO THEIR RESPECTIVE OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OR DAMAGE TO DATA, LOSS OF BUSINESS OR LOST PROFITS.

13.                               TERMINATION

13.1.                        The licenses hereunder will remain in effect for the Term unless terminated in accordance with Section 13.2 or 13.3.

13.2.                        Licensor may terminate this Agreement upon written notice to Licensee only if an Arbitration Tribunal (constituted pursuant to Section 15.4) holds or declares that the Licensee has:  (a) committed a material breach of this Agreement which is incapable of remedy or  (b)  committed any other material breach of this Agreement which is capable of remedy, which breach remained uncured for at least 30 days after notice was given of the breach.

13.3.                        Upon termination of this Agreement, Licensee shall cease using the Software and promptly (and in any event within one month) return or destroy at Licensor’s direction all copies of the Software and Documentation, and return sufficient evidence of such to Licensor.  Licensee shall delete all copies of Software residing in memory on any computer. Licensee shall, within one month from the effective date of the termination, certify in writing by an officer or director that all copies of the Software and Documentation have been returned, deleted or destroyed as directed by Licensor. If Licensee fails to do so Licensor shall be entitled to repossess and remove any Software and Documentation from Licensee and any Sublicensee.

14.                               EMPLOYEES

14.1.                        If prior to six months after the Effective Date, Licensee takes any of the actions specified under “Loss of Support” on Schedule E, Licensee will notify Licensor thereof and Licensor’s obligations under 6.1 will immediately terminate. If, prior to 12 months after the Effective Date, Licensee takes any of the actions specified under “Support Obligations” on Schedule E, Licensee will notify Licensor thereof and thereafter Licensor will have the right to request on one month’s notice, and Licensee shall be required to provide, reasonable support for the TRS Software to Licensor at commercially reasonable rates and terms for up to 7 months after Licensee’s having taken any such actions.

15.                               GENERAL

15.1.                        This Agreement sets out the entire understanding between the parties relating to Licensee’s purchase and use of the license to the Software and replaces all prior proposals, understandings and other agreements, oral and written between the parties relating to the subject matter of this Agreement.

15.2.                        If any part of this Agreement that is not fundamental is found to be illegal or unenforceable, this shall not affect the validity or enforceability of the remainder of this Agreement.

15.3.                        This Agreement shall be binding upon the parties and their permitted successors and assigns.  Licensee may assign all of the rights and obligations hereunder in their entirety, in connection with a transfer of the business using the Licenses granted hereunder.  Any attempted assignment in violation of this Section 15.3  is void.

15.4.                        This Agreement shall be deemed to have been executed in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York.  Any dispute arising out of or in connection with this Agreement shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”). The arbitrator or arbitrators (“Arbitration Tribunal”) shall be chosen in accordance with the ICC rules. The arbitration proceedings shall take place in New York City, Borough of Manhattan. The language of all arbitration proceedings shall be English. The findings of the arbitrator(s) shall be final and binding on the parties. Judgment on the award of the arbitrator(s) may be entered in any court of competent jurisdiction.

15.5.            Notices

(a)                      Any notice to be given under this Agreement may be delivered by hand delivery, registered mail (or the equivalent in the country where the notice is delivered) or facsimile to the following:

For Licensor:	Telerate
233 Broadway
24th Floor
New York, NY 10279
Attn: Adam Ableman

With a copy to:	Latham & Watkins
885 Third Avenue
New York, NY 10022
Attn: David Allinson

For Licensee:	HyperFeed Technologies, Inc.
300 South Wacker Drive
Suite 300
Chicago, Illinois 60606
Attn: Paul Pluschkell
Fax No.:

With a copy to:	Jenner & Block LLP
One IBM Plaza
Chicago, Illinois 60611
Name:
Fax No.

For Reuters:	c/o Reuters America LLC
3 Times Square
New York, New York 10036
Name: General Counsel
Fax No. 646-223-4250

(b)                                 Notices given by hand delivery shall be addressed to the person at the address or by facsimile shall be addressed to the person at the number set out in paragraph A, above.

(c)                                  Either party may change the person, address and facsimile number notices are to be delivered to, by giving notice to the other party in accordance with this Section 15.5.

(d)                                 Notices shall be deemed to have been received: (i) if hand delivered, on the day delivered; (ii) if sent by registered mail, on the third business day after being sent; or (iii) if sent by facsimile, on the day sent provided the transmitting facsimile machine produces a report verifying successful completion of the transmission.

15.6.                        Licensor shall, upon prior written notice, be entitled to, at its expense, have a third party of its choice to conduct a financial and technical audit of Licensee’s records software, facilities and/or personnel to the extent reasonably necessary to ensure that Licensor is being paid all amounts properly due to Licensor by Licensee under this Agreement, and specifically, to determine the number of Licensee Desktops being licensed or otherwise in use.  Such audits shall be conducted no more than once every six months and will be conducted so as not to disrupt the business of Licensee.  Notwithstanding the foregoing, Licensee shall have no obligation to provide Licensor any information that could reasonably identify Licensee’s customers.

15.7.                        Sections 5, 7, 8.1(a), 8.2, 10, 11, 12, 13.3, 14, 15.6 and 15.9 shall survive the termination of this Agreement for any reason.  Section 8.1(b) and (c) shall survive for two (2) years from the Effective Date.

15.8.                        This Agreement may only be amended by the parties in writing, signed by duly authorized representatives of the parties and, prior to the Effective Date, Reuters Limited.

15.9. The parties will treat and hold as confidential any information concerning the businesses and affairs of the other parties that is not already generally available to the public (including the terms of this Agreement) (“Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the appropriate party such information or destroy, at the request and option of the appropriate party, all tangible embodiments (and all copies) of the Confidential Information which are in his, her, or its possession. In the event that any of the parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such party will notify the party to whom the information relates promptly of the request or requirement so that such party may seek an appropriate protective order or waive compliance with this provision. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such party may disclose the Confidential Information to the tribunal; provided, however, that such party shall use his, her, or its reasonable best efforts to obtain, at the reasonable request of party to whom the information relates, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as such party shall designate.  If either party wishes to make a press release or otherwise disclose the relationship between Licensor and Licensee as it relates to this Agreement, the party wishing to make the disclosure shall not do so without the written consent of the other party, such consent not to be unreasonably withheld.  Prior to the Effective Date or such earlier date as may be agreed in writing by Licensor and Reuters, Licensee may not market, or otherwise contact, have discussions with or enter into agreements with potential customers with respect to, the Licensee Platform or the Licensee Desktop.

15.10.                  The obligations of the parties under this Agreement shall become effective only upon the date (the “Effective Date”) of the Closing under and as defined in the Stock and Asset Purchase Agreement dated as of December 20, 2004 by and among Reuters Limited, Reuters S.A., Moneyline Telerate Holdings, Inc., and the subsidiaries thereof party thereto, as the same may be amended or otherwise modified from time to time (the “Acquisition Agreement”) (other than Sections 14.1 and 15.9, which shall be effective immediately).  In the event the Acquisition Agreement is terminated prior to the Effective Date, this Agreement shall terminate simultaneously therewith.

15.11.                  Notwithstanding anything in this Agreement to the contrary, Licensee agrees to be bound by, be subject to, comply with, and take all necessary action required under the terms of the Commitments Letter dated 20 May 2005 from Reuters and Moneyline Telerate Holdings, Inc. to the European Commission or any requirements of the European Commission under such Commitments Letter.  Licensee agrees that it shall not assert any claim or liability against the Monitoring Trustee under and as defined in such Commitments Letter or any of its employees or agents.  This Section 15.11 shall survive termination of this Agreement.

SCHEDULE A

TELERATE TRADING ROOM SYSTEM SOFTWARE

***

Site

Street	600 Commons Drive, Suite 110
City	Aurora
State/Region/County	Illinois
ZIP/Post Code	60504
Country	USA

SCHEDULE B

LIMITATIONS ON PERMITTED SUBLICENSES (BY JURISDICTION)

Greece, Cyprus, Spain and Portugal, in accordance with the Distribution Agreement, dated March 7, 2002, between Moneyline Telerate and Famanet Holdings Ltd.

Sub-Saharan Africa, in accordance with the Distribution Agreement, dated December 4, 2001, between Moneyline Telerate and Green Rose Trading (Pty) Ltd.

Belgium, Luxembourg and the Netherlands, in accordance with the Distribution Agreement, dated January 27, 2004, between Moneyline Telerate (UK) Ltd. and MarketXS.com B.V.

With respect to Italy (including Vatican City and San Marino Republic, “Italy”), any distribution and sublicensing of the Licensee Platform and Licensee Desktop are subject to the following restrictions in accordance with the Distribution Agreement, dated September 15, 2002, between Moneyline Telerate International and Telerate Italia S.p.A.:

(i)                                    must be “private labeled” products; and

(ii)                                users must not be substantially domiciled in Italy, but must have a global or multinational reach.

Indonesia, in accordance with the Distribution Agreement, dated as of April 1, 1999, between Telerate International Inc. and Antara News Agency.

Korea, in accordance with the Distribution Agreement, dated December 11, 2000, between Bridge Information Systems (International) Inc. and Yonhap News Agency.

India, Sri Lanka, Bhutan, Bangladesh and Nepal, in accordance with the Distribution Agreement, dated July 1, 2002, between Moneyline Telerate International and Indian Quotation Systems Private Limited.

Colombia, in accordance with the Supply and Technical Support Agreement, dated October 1, 1998, between Telerate International, Inc. and Telequote Ltda.

Japan, in accordance with the Exclusive Distributor Agreement, dated October 17, 2001, by and between Moneyline Telerate International, QUICK Corp. (“Quick”), and Quick MoneyLine Telerate Corp. (“QMT”), until completion of the transactions contemplated by the Merger Agreement between Reuters Japan Ltd., Quick and QMT.

SCHEDULE C

REQUIRED THIRD PARTY LICENSES

3rd Party Software	Dependency
Xmeter GUI	TRS - Publicly built binaries for this public-domain utility.
perl	TRS - Install/Configuration utilities, where not packaged with the OS
gtar	TRS - Install/Configuration utilities, where not packaged with the OS
gnumake	TRS 3.x API
rcs	TRS 3.x API
FreeType library	TRS - TCT for UNIX
GD library	TRS - TCT for UNIX
PNG library	TRS - TCT for UNIX
Apache Xerces library	TRS - TCT for UNIX
Java JRE from SUN	TRS - Observer+
Firebird Database	TRS - Observer+
Application Server Tomcat	TRS - Observer+
RFunc library	TRS - Observer+
XSQL Servlet	TRS - Observer+
JRA/JDBC Driver	TRS - Observer+
VBA Run-Time package from Microsoft	Active8

SCHEDULE D

FEES

$1,000,000, 25% payable January 15, 2006 and the remainder payable January 15, 2007.

This fee includes unlimited Licensee Desktop licenses for the Customer Deployment and Managed Deployment Models.  Licenses for users of the Licensee Desktop connected to the Shared Deployment Model can be purchased from Licensor as follows:

*** (US) per license for the first *** users

*** (US) per license for all subsequent users

Notwithstanding the foregoing, Licensee shall be entitled to unlimited users of the Licensee Desktop, without payment of any specific fees in respect thereof, following *** after the Effective Date

Licensee shall report to Licensor, within one month of the end of each calendar quarter, the maximum number of users with access to Licensee Desktop during such quarter.

SCHEDULE E

LOSS OF SUPPORT:

Licensee (together with its affiliates) hires:

☐            any of the employees listed in section (1) below and marked with an asterisk, or

☐            more than 50% of the employees listed in either section (1) or (2) below

SUPPORT OBLIGATIONS:

Licensee (together with its affiliates) hires:

☐            more than 2/3 of the employees listed in any of sections (1), (2), (3) or (4), or

☐            more than 1/3 of the employees listed in any such section in any three-month period

The foregoing does not apply to, and all calculations will exclude, any employees terminated by Licensor prior to such employees being solicited or hired by Licensee.

TRS EMPLOYEES

***